                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement
                                           [ ]    Confidential, For Use of the
                                                  Commission Only (as permitted
                                                  by Rule 14a-6(e)(2))
[ ]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant to
      SS.240.14a-11(c) or SS.240.14a-12


                            R&G FINANCIAL CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]      No fee required.
[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

         -----------------------------------------------------------------------
         1)   Title of each class of securities to which transaction applies:

         -----------------------------------------------------------------------
         2)   Aggregate number of securities to which transaction applies:

         -----------------------------------------------------------------------
         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         -----------------------------------------------------------------------
         4)   Proposed maximum aggregate value of transaction:

         -----------------------------------------------------------------------
         5)   Total fee paid:

         -----------------------------------------------------------------------
              [ ] Fee paid previously with preliminary materials.

              [ ] Check box if any part of the fee is offset as provided by
                  Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

                  1)  Amount Previously Paid:
         -----------------------------------------------------------------------
                  2)  Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
                  3)  Filing Party:
         -----------------------------------------------------------------------
                  4)  Date Filed:
         -----------------------------------------------------------------------

                            R&G FINANCIAL CORPORATION
                                    R-G PLAZA
                           280 JESUS T. PINERO AVENUE
                      HATO REY, SAN JUAN, PUERTO RICO 00918
                                 (787) 758-2424



                               _________ ___, 2004

Dear Stockholder,

         You are cordially invited to attend the Annual Meeting of Stockholders (the "Annual Meeting") of R&G Financial Corporation. The Annual Meeting will be held at The Ritz-Carlton, San Juan Hotel, Spa & Casino, 6961 Los Gobernadores Avenue, Carolina, San Juan, Puerto Rico 00979 on Friday, April 23, 2004 at 10:00 a.m., local time. The matters to be considered by stockholders at the Annual Meeting are described in the accompanying materials.

         It is very important that you be represented at the Annual Meeting regardless of the number of shares you own or whether you are able to attend the Annual Meeting in person. We urge you to mark, sign, and date your proxy card today and return it in the envelope provided, even if you plan to attend the Annual Meeting. If you hold your shares in street name through a brokerage firm, you may be able to use a toll-free telephone number or the Internet to vote (instructions would be supplied to you by your broker). Taking action to vote by proxy will not prevent you from voting in person, but will ensure that your vote is counted if you are unable to attend.

         Your continued support of, and interest in, R&G Financial Corporation are sincerely appreciated.

                                Very truly yours,



                                 Victor J. Galan
                                 Chairman of the Board and
                                  Chief Executive Officer

                            R&G FINANCIAL CORPORATION
                                    R-G PLAZA
                           280 JESUS T. PINERO AVENUE
                      HATO REY, SAN JUAN, PUERTO RICO 00918
                                 (787) 758-2424

                                  -------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 23, 2004

                                  -------------

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of R&G Financial Corporation (the "Company") will be held at The Ritz-Carlton, San Juan Hotel, Spa & Casino, 6961 Los Gobernadores Avenue, Carolina, San Juan, Puerto Rico 00979 on Friday, April 23, 2004 at 10:00 a.m., local time, for the following purposes, all of which are more completely set forth in the accompanying Proxy Statement:

         (1) To elect three (3) directors for a three (3) year term or until their successors are elected and qualified;

         (2) To approve an amendment to the Amended and Restated Certificate of Incorporation of the Company to increase the authorized common stock of the Company from One Hundred Million (100,000,000) to Two Hundred Million (200,000,000);

         (3)      To approve the R&G Financial Corporation 2004 Stock Option
                  Plan;

         (4) To ratify the appointment by the Board of Directors of PricewaterhouseCoopers LLP as the Company's independent auditors for the fiscal year ending December 31, 2004; and

         (5) To transact such other business as may properly come before the Annual Meeting or any adjournment thereof. Management is not aware of any other such business that may properly come before the Annual Meeting.

         The Board of Directors has fixed March 26, 2004 as the voting record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. Only those stockholders of record as of the close of business on that date will be entitled to vote at the Annual Meeting.

                                BY ORDER OF THE BOARD OF DIRECTORS



                                Victor J. Galan
                                Chairman of the Board and
                                 Chief Executive Officer

San Juan, Puerto Rico
          , 2004
------- --

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER YOU OWN. EVEN IF YOU PLAN TO BE PRESENT, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENVELOPE PROVIDED. IF YOU HOLD YOUR SHARES IN STREET NAME THROUGH A BROKERAGE FIRM, YOU MAY BE ABLE TO USE A TOLL-FREE TELEPHONE NUMBER OR THE INTERNET TO VOTE (INSTRUCTIONS WOULD BE SUPPLIED TO YOU BY YOUR BROKER). IF YOU ATTEND THE MEETING, YOU MAY VOTE EITHER IN PERSON OR BY PROXY. ANY PROXY GIVEN MAY BE REVOKED BY YOU IN WRITING OR IN PERSON AT ANY TIME PRIOR TO THE EXERCISE THEREOF.

                            R&G FINANCIAL CORPORATION

                                  -------------

                                 PROXY STATEMENT

                                  -------------

                         ANNUAL MEETING OF STOCKHOLDERS

                                 April 23, 2004

         This Proxy Statement is furnished to the holder of Class A common stock, $0.01 par value per share (the "Class A Shares"), and holders of Class B common stock, $0.01 par value per share (the "Class B Shares") (collectively, the "Common Stock"), of R&G Financial Corporation (the "Company"). Proxies are being solicited on behalf of the Board of Directors of the Company to be used at the Annual Meeting of Stockholders ("Annual Meeting") to be held at The Ritz-Carlton, San Juan Hotel, Spa & Casino, 6961 Los Gobernadores Avenue, Carolina, San Juan, Puerto Rico 00979 on Friday, April 23, 2004 at 10:00 a.m., local time, for the purposes set forth in the Notice of Annual Meeting of Stockholders. This Proxy Statement is first being mailed to stockholders on or about _______ __, 2004.

         Your vote is important. Because many stockholders cannot attend the Annual Meeting in person, it is necessary that a large number be represented by proxy. Stockholders may vote by completing the enclosed proxy card and mailing it in the postage-paid envelope provided. If you hold your shares in street name through a brokerage firm, you may be able to use a toll-free telephone number or the Internet to vote (instructions would be supplied to you by your broker). The telephone and Internet voting procedures, if provided by your broker, are designed to authenticate stockholders by use of a control number and to allow stockholders to confirm that their instructions have been properly recorded.

         The method by which you vote will in no way limit your right to vote at the Annual Meeting if you later decide to attend in person. If your shares are held in the name of a broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting.

         The proxy card included herein, if properly signed and returned to the Company and not revoked prior to its use, will be voted in accordance with its instructions. If no contrary instructions are given, each proxy card received will be voted (i) FOR the nominees for director described herein; (ii) FOR approval of the amendment to the Amended and Restated Certificate of Incorporation of the Company increasing the authorized Common Stock of the Company, (iii FOR approval of the R&G Financial Corporation 2004 Stock Option Plan, (iv) FOR ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors for fiscal 2004; and (v) upon the transaction of such other business as may properly come before the Annual Meeting, in accordance with the best judgment of the persons appointed as proxies.

         Any stockholder giving a proxy has the power to revoke it at any time before it is exercised by (i) filing with the Secretary of the Company written notice thereof (mailed to the attention of Secretary, R&G Financial Corporation, R-G Plaza, 280 Jesus T. Pinero Avenue, Hato Rey, San Juan, Puerto Rico 00918;
(ii) filing a later dated proxy (using a proxy card or the telephone or Internet voting procedures possibly made available by your brokerage firm); or (iii) appearing at the Annual Meeting and giving the

Secretary notice of his or her intention to vote in person. Proxies solicited hereby may be exercised only at the Annual Meeting and any adjournment thereof and will not be used for any other meeting.

                                     VOTING

         Only stockholders of record at the close of business on March 26, 2004 ("Voting Record Date") will be entitled to vote at the Annual Meeting. On the Voting Record Date, there were 21,559,584 Class A Shares outstanding and 29,539,115 Class B Shares outstanding. The Company has no other class of Common Stock or other voting securities outstanding. The holder of Class A Shares, the Chairman and Chief Executive Officer of the Company, is entitled to two votes per share and the holders of Class B Shares are entitled to one vote per share at the Annual Meeting on all matters properly presented at the Annual Meeting.

         The Chairman of the Board and Chief Executive Officer, who through his holdings of Class A Shares controls 59.35% of the outstanding Common Stock on the Voting Record Date, has indicated his intention to vote his shares "FOR" the nominees for directors, "FOR" ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors for 2004, "FOR" approval of the amendment to the Amended and Restated Certificate of Incorporation of the Company increasing the authorized Common Stock of the Company and "FOR" approval of the R&G Financial Corporation 2004 Stock Option Plan. Accordingly, the proposals presented for consideration by the stockholders at this Annual Meeting of stockholders are expected to be approved as presented.

         Directors are elected by a plurality of the votes cast with a quorum present. The three persons who receive the greatest number of votes of the holders of Common Stock represented in person or by proxy at the Annual Meeting will be elected directors of the Company. Abstentions and broker "non-votes" are considered in determining the presence of a quorum, but will not affect the vote required for the election of directors.

         The affirmative vote of the holders of a majority of the total votes present in person or by proxy is required to ratify the appointment of the independent auditors. The affirmative vote of the holders of a majority of the shares of the Company's common stock outstanding and entitled to vote is necessary to approve the amendment to the Company's Amended and Restated Certificate of Incorporation to increase the authorized common stock. Therefore, the failure to vote, either by proxy or in person, will have the same effect as a vote against this proposal. The affirmative vote of the holders of a majority of the shares of the Company's common stock present in person or by proxy at the Annual Meeting and entitled to vote is required to approve the R&G Financial Corporation 2004 Stock Option Plan. Abstentions will have the same affect as a vote against each of the proposals. Under rules applicable to broker-dealers, the proposal to approve the R&G Financial Corporation 2004 Stock Option Plan is considered a "non-discretionary" item upon which brokerage firms may not vote in their discretion on behalf of their clients if such clients have not furnished voting instructions. However, broker "non-votes" will not be treated as entitled to vote at the Annual Meeting. Consequently, broker "non-votes" will not affect the vote to approve the R&G Financial Corporation 2004 Stock Option Plan.

               INFORMATION WITH RESPECT TO NOMINEES FOR DIRECTORS,
                   CONTINUING DIRECTORS AND EXECUTIVE OFFICERS

ELECTION OF DIRECTORS

         The Board of Directors is divided into three classes, each of which contains approximately one-third of the Board. The directors are elected by the stockholders of the Company for staggered three year terms or until their successors are elected and qualified. Stockholders of the Company are not permitted to cumulate their votes for the election of directors.

         No director or executive officer of the Company is related to any other director or executive officer of the Company by blood, marriage or adoption except for Victor J. Galan, the Chairman of the Board and Chief Executive Officer of the Company, who is the father of Victor L. Galan, another director of the Company. Each of the nominees currently serves as a director of the Company.

         Unless otherwise directed, each proxy executed and returned by a stockholder will be voted for the election of the nominees for director listed below. If the person or persons named as nominee should be unable or unwilling to stand for election at the time of the Annual Meeting, the proxies will nominate and vote for one or more replacement nominee(s) recommended by the Board of Directors. At this time, the Board of Directors knows of no reason why the nominees listed below may not be able to serve as directors if elected.

INFORMATION WITH RESPECT TO NOMINEES FOR DIRECTORS AND CONTINUING DIRECTORS

         The following tables present information concerning the nominees for director of the Company and each director whose term continues.

          NOMINEES FOR DIRECTORS FOR THREE-YEAR TERMS EXPIRING IN 2007


        Name                          Age(1)                 Director Since(2)
-------------------   ------------------------------------ ---------------------
Victor L. Galan                         40                         1995

Rafael Nin                              59                         2003

Benigno Fernandez                       63                         1996

                   THE BOARD OF DIRECTORS RECOMMENDS THAT YOU
                       VOTE FOR THE ELECTION OF THE ABOVE
                             NOMINEES FOR DIRECTOR.

                      DIRECTORS WHOSE TERMS EXPIRE IN 2006

        Name                          Age(1)                 Director Since(2)
-------------------   ------------------------------------ ---------------------

Gilberto Rivera-Arreaga                54                            1996

Laureno Carus Abarca                   74                            1983

Ileana M. Colon-Carlo                  55                            1998

Roberto Gorbea                         62                            1998


                      DIRECTORS WHOSE TERMS EXPIRE IN 2005

        Name                          Age(1)                 Director Since(2)
-------------------   ------------------------------------ ---------------------

Victor J. Galan                        70                           1990

Ramon Prats                            54                           1990

Enrique Umpierre-Suarez                62                           1996

Eduardo McCormack                      75                           1990

-----------------

(1) As of February 29, 2004.

(2) Includes service as a director of R-G Premier Bank of Puerto Rico ("Premier Bank") or its predecessor.

         Information concerning the principal occupation of each nominee for director of the Company and other members of the present Board, during the past five years is set forth below.

         Victor J. Galan. Mr. Galan is Chairman of the Board and Chief Executive Officer of the Company, positions he has held since the Company's incorporation in March 1996. Mr. Galan also served as the Company's President from its incorporation until January 2001. Mr. Galan is the founder and Chairman of the Board of R&G Mortgage Corp. ("R&G Mortgage"), a Company subsidiary, a position he has held since 1972. Mr. Galan is also the Chairman of the Board and Chief Executive Officer of R-G Premier Bank of Puerto Rico ("Premier Bank"), a Company subsidiary, a position he has held since Premier Bank was first acquired by R&G Mortgage in February 1990, Chairman of the Board of The Mortgage Store of Puerto Rico, Inc. a subsidiary of R&G Mortgage since the inception of its predecessor in October 1997 (The Mortgage Store of Puerto Rico, Inc. and its predecessor, "The Mortgage Store"), Chairman of the Board and Chief Executive Officer of R-G Crown Bank (formerly Crown Bank, a Federal Savings Bank) ("Crown Bank") since the Company's acquisition of Crown Bank in June 2002, and Chairman of the Board of Continental Capital Corp. ("CCC"), an operating subsidiary of Crown Bank, since the initial acquisition of CCC by Premier Bank in October 1999. Mr. Galan served as President of Premier Bank from February 1990 until January 2001. Mr. Galan is also Chairman of the Board of R-G Investments Corporation ("R-G Investments"), a subsidiary of the Company and a broker-dealer registered with the Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Puerto Rico Commissioner of Financial Institutions under the Puerto Rico Uniform Securities Act.

         Ramon Prats. Mr. Prats has been the Vice Chairman of the Board of Directors of the Company since April 1996 and served as its Executive Vice President from such date until January 2001. In January 2001, Mr. Prats became President of the Company, R&G Mortgage and Premier Bank. Mr. Prats has served as a director of R&G Mortgage since April 1985 and has been Executive Vice President of R&G Mortgage and The Mortgage Store since February 1980 and October 1997, respectively. Mr. Prats also currently serves as Vice Chairman of the Board of Directors of Premier Bank, a position he has held since February 1990, and as a director of CCC since October 1999. Mr. Prats is also a director of R-G Investments and Crown Bank.

         Enrique Umpierre-Suarez. Mr. Umpierre-Suarez has been a director of the Company and its Secretary since April 1996, a director of Premier Bank since January 1996 and a director of The Mortgage Store since October 1997. Mr. Umpierre-Suarez has also served as Secretary of Premier Bank since April 1996, of The Mortgage Store since October 1997, of R-G Investments since 2001 and of R&G Mortgage since 2003. Mr. Umpierre-Suarez is also a director of R-G Investments. Mr. Umpierre-Suarez is an attorney in private practice in Hato Rey, Puerto Rico and is also engaged in the private practice of engineering in Hato Rey, Puerto Rico.

         Victor L. Galan. Mr. Galan has been a director of the Company since April 1996, a director of R&G Mortgage since June 1996, a director of Premier Bank since 1995 and a director of The Mortgage Store since October 1997. In January 2001, Mr. Galan became the Vice President of Loan Production Marketing and Business Development of R&G Mortgage. Mr. Galan was the Vice President of The Mortgage Store from October 1998 until January 2001. Previously, Mr. Galan was the Vice President of Branch Administration of R&G Mortgage from June 1997 to October 1998, and prior thereto was the Marketing Manager and Vice President of R&G Mortgage from February 1996 to June 1997. Mr. Galan, the son of Victor J. Galan, the Chairman of the Board and Chief Executive Officer of the Company, has been associated with R&G Mortgage since 1982, having served as Branch Manager at various locations since 1992.

         Rafael Nin. Mr. Nin has been a director of the Company and Premier Bank since August 2003. Mr. Nin was President and Chief Executive Officer of Pepsi Cola Puerto Rico Bottling Company from 1996 to 1999. Prior thereto, Mr. Nin was a real estate land developer for residential and commercial properties in the State of Florida.

         Laureno Carus Abarca. Mr. Carus has been a director of the Company since April 1996, a director of R&G Mortgage since June 1996 and a director of Premier Bank (and its predecessor) since 1983. Mr. Carus has been the Chairman of the Board of Alonso and Carus Iron Works, Inc., in Catano, Puerto Rico, which is engaged in the production and fabrication of metal products and in the construction of commercial buildings, since September 1977 and he has been with the firm since 1960. Mr. Carus has also been President of Petroleum Chemical Corp., a petroleum processing corporation in Catano, Puerto Rico, since April 1994.

         Eduardo McCormack. Mr. McCormack has been a director of the Company since April 1996, a director of R&G Mortgage since June 1996 and a director of Premier Bank since 1990. Mr. McCormack is presently the President of EMP Omega Corporation, in San Juan, Puerto Rico, a fructose importer and distributor, a position he has held since June 1999. During 1994 and 1995, he served as a consultant to

Bacardi Corporation, a rum manufacturer based in Catano, Puerto Rico. Prior thereto, Mr. McCormack was a Vice President of Bacardi Corporation from 1981 to 1993.

         Gilberto Rivera-Arreaga. Mr. Rivera-Arreaga has been a director of the Company since April 1996 and a director of R&G Mortgage and Premier Bank since June 1996. Mr. Rivera-Arreaga is also a director of R-G Investments and Crown Bank. Mr. Rivera-Arreaga has been Executive Vice President of the National College of Business & Technology, Inc., a post-secondary institution with campuses in Bayamon and Arecibo, Puerto Rico, since 1993. Prior thereto, Mr. Rivera-Arreaga engaged in the private practice of law in Bayamon, Puerto Rico. Mr. Rivera-Arreaga is also a member of the Audit Committee of each of the Company, Premier Bank, Crown Bank and R&G Mortgage. Mr. Rivera-Arreaga is also a certified public accountant.

         Benigno R. Fernandez. Mr. Fernandez has been a director and the Chairman of the Company's Audit Committee since April 1996 and a director of R&G Mortgage and Premier Bank since June 1996. Mr. Fernandez is also the Chairman of the Audit Committee of each of Premier Bank, Crown Bank and R&G Mortgage. Mr. Fernandez is Senior Partner of Fernandez, Perez Villarini & Co., a certified public accounting firm in Hato Rey, Puerto Rico. Mr. Fernandez has been a certified public accountant since 1969.

         Ileana M. Colon-Carlo. Ms. Colon-Carlo has been a director of the Company since July 1998. Ms. Colon-Carlo has been a member of the Board of Trustees of Central University of Bayamon, Puerto Rico and an Accounting Professor in the Graduate School of Business Administration since January 1998. Prior thereto, Ms. Colon-Carlo served as Comptroller of the Commonwealth of Puerto Rico from 1987 to 1997. Ms. Colon-Carlo is a past President of the Puerto Rico Certified Public Accountants State Society and past member of the Commonwealth of Puerto Rico Board of Accountancy. Additionally, Ms. Colon-Carlo is a past member of the board of directors of the Puerto Rico Chamber of Commerce. Ms. Colon is also a member of the Audit Committee of each of the Company, Premier Bank and R&G Mortgage.

         Roberto Gorbea. Mr. Gorbea has been a director of the Company since July 1998. Mr. Gorbea has been President, Chief Executive Officer and member of the board of directors of Lord Electric Company of Puerto Rico, Inc., San Juan, Puerto Rico, which constructs industrial, electrical, and mechanical systems, since 1984.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

         Set forth below is information concerning executive officers of the Company and its principal operating subsidiaries: R&G Mortgage, Premier Bank and Crown Bank, who do not serve on the Board of Directors of the Company. Each executive officer is elected by the board of directors of the entity for which he or she serves, and serves until his or her successor is elected and qualified. No executive officer set forth below is related to any director or other executive officer of the Company, R&G Mortgage, Premier Bank or Crown Bank by blood, marriage or adoption, and there are no arrangements or understandings between a director of the Company, R&G Mortgage, Premier Bank or Crown and any other person pursuant to which such person was elected an executive officer.

         Joseph R. Sandoval, age 40, has been an Executive Vice President of the Company since December 2002. He has been the Company's Chief Financial Officer since January 1997 (and also served as its Senior Vice President from January 1997 until his December 2002 promotion), and a director of CCC and its Secretary since October 1999. Prior thereto, Mr. Sandoval was an accountant with Pricewaterhouse LLP (a predecessor firm to PricewaterhouseCoopers LLP) in San Juan, Puerto Rico from August 1987 to January 1997 and had attained the position of Senior Manager with such firm. Mr.

Sandoval is also a director of R&G Acquisition Holdings Corporation, the holding company of Crown Bank.

         Mario Ruiz, age 41, has been the Executive Vice President of Premier Bank since January 2001 and a director of The Mortgage Store since October 1997. Mr. Ruiz served as Senior Vice President - Secondary Market of R&G Mortgage from December 1996 to January 2001 and Senior Vice President of The Mortgage Store from October 1997 to January 2001. Mr. Ruiz served as Vice President - Secondary Market of R&G Mortgage from 1990 to December 1996. Mr. Ruiz is also a director of R-G Investments.

         Steven Velez, age 46, has been Executive Vice President of R&G Mortgage since January 2001. Mr. Velez served as the Senior Vice President - Underwriting and Technology of R&G Mortgage from June 1997 until January 2001. Previously, Mr. Velez served as Vice President of Underwriting and Technology of R&G Mortgage. Mr. Velez has been with R&G Mortgage since October 1989.

         Victor M. Irizarry, age 55, has been Senior Vice President - Corporate and Construction Lending since joining Premier Bank in May 1999. Prior to that, Mr. Irizarry was Senior Vice President - Commercial Banking at another financial institution from September 1992 to April 1999. In January 2001, Mr. Irizarry became the Chief Lending Officer of Premier Bank.

         Jose L. Ortiz, age 48, has been Senior Vice President - Finance of Premier Bank since January 2004. Prior thereto, Mr. Ortiz was Vice President - Finance of Premier Bank from September 1990 to January 2004. Mr. Ortiz previously was Vice President - Accounting at another financial institution from May 1985 to September 1990.

         John A. Koegel, age 57, has been President and a director of Crown Bank since its acquisition by the Company in June 2002. Prior to its acquisition by the Company, Mr. Koegel had been President, Chief Executive Officer and a director of Crown Bank since its inception in 1985.

BOARD OF DIRECTORS MEETINGS

         Regular meetings and special meetings of the Board of Directors of the Company are held as necessary to adequately conduct the Company's business. During the year ended December 31, 2003, the Board of Directors met 15 times. No director attended fewer than 75% of the total number of Board meetings or committee meetings on which he or she served in 2003. Directors are encouraged to attend the Annual Meeting. ___ directors attended the previous annual meeting of stockholders.

DIRECTOR COMPENSATION

         Members of the Board of Directors of the Company who are not also executive officers of the Company receive fees of $900 per Board meeting attended and $700 per committee meeting attended. Executive officers of the Company who also serve on the Board of Directors are not compensated for serving on the Board of Directors or committees thereof.

         During fiscal 2003, members of the boards of directors of R&G Mortgage, Premier Bank and Crown Bank received fees of $900, $900 and $1,000, respectively, per meeting attended. Executive officers of R&G Mortgage, Premier Bank and Crown Bank who also serve on their respective boards of directors are not compensated for their services on such boards of directors or committees thereof. Non-officer members of the boards of directors of R&G Mortgage, Premier Bank and Crown Bank serving on committees received additional compensation in the amount of $700, $700 and $500, respectively, per committee meeting attended in fiscal 2003, except for members of the Trust Committee of Premier Bank, who each received $500 per committee meeting attended in fiscal 2003, and members of the Compensation Committee, who each received $500 per committee meeting attended in fiscal 2003.

COMMITTEES OF THE BOARD OF DIRECTORS

         General. The Company's Board of Directors has an Audit Committee and a Compensation Committee, each of which is described below.

         Audit Committee. The Company's Audit Committee is, and will continue to be, comprised entirely of independent directors as defined by the listing standards of the New York Stock Exchange (the "NYSE"), the Sarbanes-Oxley Act of 2002 and the SEC. The members of the Company's Audit Committee are Messrs. Benigno R. Fernandez, Gilberto Rivera-Arreaga and Ileana M. Colon-Carlo. In addition, the Board of Directors has determined that each of the members of its Audit Committee would qualify as an "audit committee financial expert" as defined in regulations issued by the SEC. The Audit Committee met 11 times in 2003.

         The Audit Committee oversees the Company's auditing, accounting, financial reporting and internal control functions and selects, engages and compensates the Company's independent accountants. In addition, the Audit Committee monitors the quality of the Company's critical accounting principles and financial reporting. The Audit Committee also evaluates the independence of the Company's independent accountants and approves in advance any permissible non-audit services provided to the Company by the independent accountants. In discharging its duties, the Audit Committee:

         - meets independently with the Company's compliance staff, contracted internal auditors, the Company's independent accountants and the Company's senior management;

         - reviews the general scope of the Company's accounting, financial reporting, annual audit and internal audit program, matters relating to internal control systems as well as the results of the annual audit;

         - receives, retains and evaluates complaints by the Company's employees with respect to any Company accounting, internal accounting controls and auditing matters; and

         - resolves any disagreements between the Company's management and the Company's independent accountants.

         The Audit Committee operates under a written charter adopted by the Company's Board of Directors. A copy of the charter was attached as Appendix A to the Company's 2003 annual meeting proxy statement, which was filed with the SEC on March 31, 2003.

         Compensation Committee. The Company's Compensation Committee determines, approves and reports to the Board of Directors on all elements of compensation for the Company's elected officers, including targeted total cash compensation and long-term equity based incentives. During fiscal 2003, the members of the Compensation Committee were Messrs. McCormack (Chairman), Nin, Fernandez, Carus Abarca and Gorbea. The Report of the Compensation Committee on Executive Compensation is set forth elsewhere in this Proxy Statement. See "Report of the Compensation Committee on Executive Compensation."

DIRECTOR NOMINATIONS

         The Board of Directors acts as a whole when nominating individuals to serve on the Board of Directors. The Board of Directors believes that the selection and nomination of qualified individuals to be a director of the Company should be a function of the entire Board rather than delegated to a committee. The participation by all directors in the nominating process enable each director to contribute to and vote upon the selection and nomination of directors.

         The Board of Directors considers candidates for director suggested by its members and other directors of the Company, as well as management and stockholders. The Board of Directors also may solicit prospective nominees identified by it. The Board of Directors has authority to retain a third-party search firm to identify or evaluate, or assist in identifying and evaluating, potential nominees if it so desires, although it has not done so to date.

         As part of the nominating process, the Board of Directors considers such other relevant factors as it deems appropriate, including the current composition of the Board, the need for Audit Committee expertise and the evaluations of other prospective nominees. In connection with this evaluation, the Board of Directors determines whether to interview the prospective nominee, and if warranted, one or more members of the Board, in concert with the Company's Chief Executive Officer, interviews prospective nominees. After completing this evaluation and interview, the Board of Directors convenes to discuss and vote upon the nominee.

STOCKHOLDER NOMINATIONS

         Section 4.15 of the Company's Bylaws governs nominations for election to the Board of Directors and requires all such nominations, other than those made by the Board or a committee thereof, to be made at a meeting of stockholders called for the election of directors, and only by a stockholder who has complied with the notice provisions in that section. Stockholder nominations must be made pursuant to timely notice in writing to the Secretary of the Company. To be timely, a stockholder's notice must be delivered to, or mailed and received at, the principal executive offices of the Company not later than 90 days prior to the anniversary date of the mailing of proxy materials by the Company in connection with the immediately preceding annual meeting of stockholders of the Company. Each written notice of a stockholder nomination is required to set forth certain information specified in the Bylaws. No stockholder nominations were received with respect to this Annual Meeting.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD

         Stockholders may communicate with the Board of Directors by sending a letter to the Company's Board of Directors, c/o Corporate Secretary, R&G Financial Corporation, R-G Plaza, 280 Jesus T. Pinero Avenue, Hato Rey, San Juan, Puerto Rico 00918. The Corporate Secretary has the authority to disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications. If deemed an appropriate communication, the Corporate Secretary will submit stockholder correspondence to the Chairman of the Board or to any specific director to whom the correspondence is directed.

REPORT OF THE AUDIT COMMITTEE

         The following "Report of the Audit Committee" shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement into any filing under the Securities Act of 1933, as amended (the "Securities Act"), or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

March 15, 2004

To the Board of Directors of R&G Financial Corporation:

We have reviewed and discussed with management the Company's audited financial statements as of and for the year ended December 31, 2003.

We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

We have received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committee, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors' independence.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2003.

                                           Benigno R. Fernandez (Chairman)
                                           Gilberto Rivera-Arreaga
                                           Ileana M. Colon-Carlo

                      BENEFICIAL OWNERSHIP OF COMMON STOCK
                   BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth, as of February 29, 2004, certain information as to the Common Stock beneficially owned by (i) each person or entity, including any "group" as that term is used in Section 13(d)(3) of the Exchange Act, who or which was known to the Company to be the beneficial owner of more than 5% of the issued and outstanding Common Stock, (ii) certain directors and executive officers of the Company and its major subsidiaries and
(iii) all directors and executive officers of the Company and its major subsidiaries, as a group.

                                                    Amount and Nature
                                                     of Beneficial
       Name of Beneficial                            Ownership as of              Percent of
       Owner or Number of                             February 29,                 Common
        Persons in Group                                2004(1)(2)                 Stock (3)
---------------------------------------------      --------------------         --------------

Garity & Co. Capital Management                          2,926,689(4)                5.73%
1414 Banco Popular Center
San Juan, Puerto Rico  00918

The Company's Directors and Officers(5):
   Victor J. Galan                                      21,559,584(6)               42.19
   Ramon Prats                                           1,203,681                   2.36(10)
   Victor L. Galan                                           6,834                    *
   Enrique Umpierre-Suarez                                                            *
   Rafael Nin
   Laureno Carus Abarca                                     94,411                    *
   Eduardo McCormack                                        81,957(7)                 *
   Gilberto Rivera-Arreaga                                   9,084                    *
   Benigno R. Fernandez                                      8,322                    *
   Ileana M. Colon-Carlo                                     3,000                    *
   Roberto Gorbea                                            2,400                    *
   Joseph R. Sandoval                                       78,354(8)                 *

Additional R&G Mortgage Officer:
   Steven Velez                                             50,400(8)                 *

Additional Premier Bank Officers:
   Mario Ruiz                                               57,900(8)                 *
   Victor M. Irizarry                                       12,000                    *
   Jose L. Ortiz                                            44,067                    *

Additional Crown Bank Officer:
   John A. Koegel                                               --                   --

All Directors and Officers of the
   Company, R&G Mortgage and
   Premier Bank as a group (17 persons)                 23,321,994(9)               45.64%

-------------

* Represents less than 1% of the outstanding Class B Shares.

(1) Based upon filings made pursuant to the Exchange Act and information furnished by the respective individuals. Under regulations promulgated pursuant to the Exchange Act, shares are deemed to be beneficially owned by a person if he or she directly or indirectly has or shares (i) voting power, which includes the power to vote or to direct the voting of the shares, or (ii) investment power, which includes the power to dispose or to direct the disposition of the shares. Unless otherwise indicated, the named beneficial owner has sole voting and dispositive power with respect to the shares.

(2) All shares reflected in these footnotes give effect to the Company's three-for-two stock split effected in January 2004.

(3) Based on the total number of Class A Shares and Class B Shares outstanding. As of February 29, 2004, there were 29,539,115 Class B Shares and 21,559,584 Class A Shares of the Company issued and outstanding. All of the Class A Shares are owned by Victor J. Galan, the Chairman of the Board and Chief Executive Officer of the Company. The Class B Shares are registered under the Exchange Act and are traded on the NYSE. The Class A Shares have not been registered under the Exchange Act but are exchangeable into an equal number of Class B Shares.

(4) Information obtained from Amendment No. 3 to a Schedule 13G dated February 19, 2002. Garity & Co. Capital Management ("GCCM") is a registered investment adviser. GCCM indicates that it is the beneficial owner and has shared voting and dispositive power over the Class B Shares shown.

(5) Except as otherwise indicated, the address of each person listed in the table is c/o R&G Financial Corporation, 280 Jesus T. Pinero Avenue, Hato Rey, San Juan, Puerto Rico 00918.

(6)      Represents Class A Shares, the holder of the Class A Shares, Mr. Victor
         J. Galan, is entitled to two votes per share and the holders of the Class B Shares are entitled to one vote per share at the Annual Meeting on all matters properly presented at the Annual Meeting. As a result of such voting entitlement, Mr. Galan holds 59.35% of the voting power of the aggregate issued and outstanding shares of the Company's Common Stock as of February 29, 2004.

(7)      Includes 71,526 Class B Shares held jointly with Mr. McCormack's wife.

(8) Includes the following number of shares which may be acquired upon the exercise of stock options exercisable within 60 days of the Voting Record Date under the Company's Stock Option Plan:

                 Joseph R. Sandoval                          28,950
                 Mario Ruiz                                  29,400
                 Steven Velez                                23,400

(9) Includes 21,559,584 Class A Shares owned by Victor J. Galan. All other shares are Class B Shares.

(10)     Represents 4.07% of the outstanding Class B Shares.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act requires the Company's officers, directors and persons who own more than 10% of the Company's capital stock to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% stockholders are required by regulation to furnish the Company with copies of all forms they file pursuant to Section 16(a) of the Exchange Act. The Company knows of no person who owns 10% or more of the Company's capital stock, other than Victor J. Galan, the Company's Chairman of the Board and Chief Executive Officer. See "Beneficial Ownership of Common Stock by Certain Beneficial Owners and Management."

         Based solely on review of the copies of such forms furnished to the Company, or written representations from its officers and directors, the Company believes that during, and with respect to, fiscal 2003, the Company's officers and directors complied in all respects with the reporting requirements promulgated under Section 16(a) of the Exchange Act, except that Steven Velez, an executive officer, failed to timely file a Form 4 upon the exercise of stock options and Joseph R. Sandoval, an executive officer, failed to timely file a Form 4 upon a stock option grant.

                             MANAGEMENT COMPENSATION

EXECUTIVE COMPENSATION

         SUMMARY COMPENSATION TABLE. The following table includes individual compensation information with respect to the Chairman of the Board and Chief Executive Officer of the Company and the five other most highly compensated executive officers of the Company and its subsidiaries whose total compensation exceeded $100,000 for services rendered in all capacities during the fiscal year ended December 31, 2003.

                                                               Annual Compensation        Long-Term Compensation
                                                        -----------------------------   -------------------------
                                                                                                      Securities
                                                                                        Restricted     Underlying     All Other
              Name and                                                                    Stock      Options/SARs    Compensation(3)
         Principal Position                 Year         Salary(1)          Bonus         Awards            (2)             (3)
----------------------------------         ------      ------------      ----------    ------------  --------------  -------------
Victor J. Galan ...................        2003        $  341,759        $  200,200        --                --          $
   Chairman of the Board ..........        2002           341,759           200,000        --                --             3,693
   and Chief Executive Officer ....        2001           341,759           200,000        --                --             3,320
   of the Company

Ramon Prats .......................        2003           675,000         1,750,000
   Vice Chairman of the Board and .        2002           600,000         1,500,000        --                --             3,961
   President of the Company .......        2001           400,000         1,450,000        --                --             3,640

Joseph R. Sandoval ................        2003           185,000           350,000                          --            12,500
   Executive Vice President and ...        2002           165,000           225,000        --                --               755
   Chief
   Financial Officer of the Company        2001           150,000           150,000        --                --               744

Mario Ruiz ........................        2003           233,123           400,000                          --                --
   Executive Vice President of ....        2002           220,000           350,000        --                --             2,066
   Premier Bank ...................        2001           200,000           250,000        --            25,000               977

Steven Velez ......................        2003           212,400           380,000                          --                --
   Executive Vice President of R&G         2002           200,400           325,000        --                --             2,748
   Mortgage .......................        2001           175,000           200,000        --            25,000             2,474

Victor M. Irizarry ................        2003           220,000           200,000                          --                --
   Senior Vice President and Chief         2002           210,000           180,000        --                --               806
   Lending Officer of Premier .....        2001           200,000           160,000        --                --               669
   Bank

------------

(1) Does not include amounts attributable to miscellaneous benefits received by the named officers. The costs to the Company of providing such benefits to the named officers during the years ended December 31, 2003, 2002 and 2001 did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus reported.

(2) Share amounts reflect the Company's three-for-two stock split effected in January 2004.

(3) Represents the employers' contribution on behalf of the employee to the Profit Sharing Plan. See "- Profit Sharing Plan."

BENEFITS

         Stock Option Plan. The Company maintains a Stock Option Plan. The Stock Option Plan is designed to attract and retain qualified personnel in key positions, provide officers and key employees with a proprietary interest in the Company as an incentive to contribute to the success of the Company and reward key employees for outstanding performance and the attainment of targeted goals. An amount of Common Stock equal to 10% of the aggregate number of Class B Shares sold in the Company's initial public offering (1,304,100 shares, as adjusted for the Company's stock dividends and splits) was authorized under the Stock Option Plan, which may be filled by authorized but unissued shares, treasury shares or shares purchased by the Company on the open market or from private sources. The Stock Option Plan provides for the grant of stock options and stock appreciation rights (collectively "Awards"). Awards are available for grant to key employees of the Company and any subsidiaries.

         Profit Sharing Plan. R&G Mortgage and Premier Bank have adopted a Profit Sharing Plan (the "Plan"), which is intended to comply with the Internal Revenue Code of 1986, as amended, the Employee Retirement Income Security Act of 1974, and the Puerto Rico Income Tax Act of 1954. All employees of R&G Mortgage and Premier Bank are eligible to participate in the Plan except, among others, those employees who are non-resident aliens. Eligible employees may enter the Plan on January 1, April 1, July 1, and October 1 following attaining age 21 and completing one year of service. Under the Plan, a separate account is established for each participating employee, and R&G Mortgage and Premier Bank may make discretionary contributions to the Plan which are allocated to employees' accounts. Employees may also contribute to the Plan by making salary reductions up to 10% of annual compensation for the year. Such contributions defer the employee's earnings up to a maximum of $8,000 in each plan year. In 2003, R&G Mortgage and Premier Bank each matched an employee's contribution to the Plan up to 62.5% of the first 5% of an employee's compensation as follows:
12.5% when an employee had 0 to 5 years of service, 25% when an employee had 6 to 10 years of service, 39.5% when an employee had 11 to 15 years of service, 50% when an employee had 16 to 20 years of service, and 62.5% when an employee had 21 or more years of service.

         Employees' contributions to the Plan are immediately vested, and employees become 100% vested in employer contributions upon the completion of 5 years of service. All funds contributed to the Plan are held in a trust fund. R&G Mortgage and Premier Bank direct the investment of matching and discretionary contributions, and employees direct the investment of elective contributions and rollover contributions. Contributions may be directed into eight separate funds. Distributions from the Plan are made upon termination of service, death, or disability in a lump sum or installment payments. The normal retirement age under the Plan is age 65.

OPTION GRANTS IN LAST FISCAL YEAR

         The following table sets forth required information with respect to individual grants of stock options (split adjusted) made during the year ended December 31, 2003 to each of the named executive officers of the Company.

                                 Individual Grants
---------------------------------------------------------------------------------
                              Number      Percent of                                  Potential realizable value
                                of          Total                                     at assumed annual rates of
                            Securities     Options                                   stock price appreciation for
                            Underlying    Granted to    Exercise of                           option term
                              Option      Employees     Base Price     Expiration    ----------------------------
        Name                 Granted         (1)         ($/SH)           Date           5% ($)         10% ($)
------------------------    -----------   ----------    -----------   -----------    -----------      ------------
Victor J. Galan                  --            --            --             --              --             --
Ramon Prats                      --            --            --             --              --             --
Joseph R. Sandoval           18,750           100%        14.57      3/26/2013         171,806         435,391
Mario Ruiz                       --            --            --             --              --             --
Steven Velez                     --            --            --             --              --             --
Victor M. Irizarry               --            --            --             --              --             --

--------------

(1) Percentage of options granted to all employees and directors during fiscal 2003.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

         The following table sets forth, with respect to the executive officers named in the Summary Compensation Table, information with respect to the aggregate amount of options exercised during the last fiscal year, any value realized thereon, the number of unexercised options at the end of the fiscal year 2003 (exercisable and unexercisable) and the value with respect thereto.

                                                             Number of Securities          Value of Unexercised
                                                            Underlying Options at         In-The-Money Options at
                                Shares                        Fiscal Year End(1)            Fiscal Year End(2)
                             Acquired on      Value       ---------------------------   ----------------------------
      Name                   Exercise(1)   Realized(2)    Exercisable   Unexercisable   Exercisable    Unexercisable
-------------------          -----------   -----------    -----------   -------------   -----------    -------------

Victor J. Galan                  --            --            --             --              --             --
Ramon Prats                      --            --            --             --              --             --
Joseph R. Sandoval               --            --          28,950         18,600         510,215         236,320
Mario Ruiz                       --            --          29,400         26,100         475,280         428,820
Steven Velez                   27,000       643,810        23,400         24,600         380,580         405,145
Victor M. Irizarry               --            --          12,000          3,000         197,400         49,350

---------

(1) Share amounts have been adjusted for the Company's stock dividends and stock splits.

(2) Based upon a closing market price for the Class B Shares as of December 31, 2003 of $26.53, as adjusted for the Company's three-for-two stock split effected in January 2004.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         During the year ended December 31, 2003, VIG Leasing, S.E., a Puerto Rico real estate partnership which is 95.8% owned by the family of Victor J. Galan, the Company's Chairman of the Board and Chief Executive Officer, received lease payments from the Company of $3.4 million on properties owned. The Company believes that the lease terms are on terms substantially the same as they would have negotiated with a non-affiliated party.

         Under applicable federal law, loans or extensions of credit to executive officers and directors must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features.

         Premier Bank and Crown Bank have policies that provide that all loans made by either bank to directors and officers are made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. These policies provide that such loans may not involve more than the normal risk of collectability or present other unfavorable features. As of December 31, 2003, mortgage and consumer loans to directors and executive officers of the Company in excess of $60,000 aggregated approximately $6,226,000 or 0.83% of the Company's consolidated stockholders' equity as of such date. All such loans were made in accordance with the aforementioned policies.

         During the year ended December 31, 2003, Enrique Umpierre-Suarez, a director and Secretary of each of the Company and Premier Bank, provided legal services to borrowers of Premier Bank and R&G Mortgage in connection with the closing of consumer and commercial loans. During the year ended December 31, 2003, Mr. Umpierre-Suarez received $881,000 in fees for such legal services, all of which were paid for by customers of Premier Bank and R&G Mortgage in connection with loan closings.

         R&G Mortgage originates first mortgage loans secured by single-family residential properties which are either insured by the Federal Housing Administration ("FHA") or guaranteed by the Veterans'

Administration ("VA"). R&G Mortgage pools such FHA/VA loans into mortgage-backed securities which are guaranteed by the Government National Mortgage Association ("Ginnie Mae"), which securities are sold to securities broker dealers and other investors. During the year ended December 31, 2003, R&G Mortgage sold approximately $2.5 million of such Ginnie Mae securities to Mr. Victor J. Galan, the Chairman of the Board and Chief Executive Officer of the Company, approximately $800,000 to Mr. Ramon Prats, the President of the Company, approximately $50,000 to Mr. Enrique Umpierre-Suarez, a director and the Secretary of the Company, approximately $500,000 to Mr. Joseph R. Sandoval, the Executive Vice President and Chief Financial Officer of the Company, approximately $25,000 to Mr. Victor L. Galan, a director of the Company, and approximately $200,000 to Mr. Jose L. Ortiz, the Senior Vice President - Finance of Premier Bank. In purchasing these securities, such persons receive a benefit on the purchase price equal to 20% of either the premium quoted above par or the discount quoted below par.

COMPENSATION INTERLOCKS AND INSIDER PARTICIPATION

         The Compensation Committee of the Company's Board of Directors reviews the compensation and benefits for the Company's employees and recommends to the Board adjustments in such compensation. During fiscal 2003, the members of the Compensation Committee were Messrs. McCormack (Chairman), Nin, Fernandez, Carus Abarca and Gorbea, each of whom are independent directors. During the year ended December 31, 2003, no member of the Board of Directors or of its Compensation Committee served as a member of the board of directors or compensation committee of an unaffiliated entity that had one or more executive officers serving as members of the Company's Board of Directors or its Compensation Committee.

         The NYSE corporate governance rules (the "Rules"), which will be applicable to the Company starting with this year's Annual Meeting, require companies listed with the NYSE to have, among other things, certain corporate governance activities be addressed solely by independent directors, including matters pertaining to director nominations and compensation of executive officers. The Rules contain an exception for "controlled companies," which are that small percentage of NYSE listed companies for whom more than 50% of the voting power is held by an individual or group. Victor J. Galan, the Chairman of the Board and Chief Executive Officer of the Company, and the sole holder of Class A Shares, has 59.35% of the voting power of the Company as of the Voting Record Date; therefore, the Company qualifies as a "controlled company." The effect of this qualification is that pursuant to the Rules, the Company need not have a nominating/corporate governance committee or a compensation committee composed solely of independent directors. Nonetheless, as stated above, the Company has a Compensation Committee that is composed solely of independent directors.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

         The following "Report of the Compensation Committee on Executive Compensation" shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

         The purpose of this Committee is to, among other things, compensate qualified, competent management; motivate executives to achieve a range of performance goals consistent with a business plan approved by the Board of Directors of the Company; and ensure that the financial costs of current or proposed compensation and benefit programs are reasonable and consistent with industry standards, management performance and stockholders' interest.

         The Compensation Committee considered the following criteria in recommending to the Board the compensation of the Chief Executive Officer as well as the approval of compensation of other executive officers of the Company and its subsidiaries:

         1. The overall financial, market and competitive performance of the Company and its subsidiaries during the fiscal year under consideration after adjusting for economic conditions occurring during the year.

         2. The level of and/or increases in return on assets and return on equity without encouraging short-term profitability through unreasonable risk-taking or a deterioration of long-term asset quality.

         3. Consideration of individual as well as combined measures of progress of the Company and its subsidiaries including the quality of the loan portfolio, the level of the changes in capital ratios, the overall growth of the Company and its subsidiaries, the improvement in market share, the improvement in book value per share, the improvement in earnings per share, the level of non-performing loans and real estate owned, efficiency ratio levels as compared to peer groups and other objectives as may be established by the Board of Directors of the Company.

         4. The individual commitment of the executive officers relative to overall management efficiency, inspirational leadership, professional involvement, civic activities and the maintenance of corporate stature enhancing the image of the Company and it subsidiaries in their market place.

         5. The compensation and benefit levels of comparable positions to peer group institutions within the financial services industry, and similar asset and operating characteristics with a concentration on those institutions operating in the Company's market areas.

         The compensation arrangements and recommendations of the Compensation Committee include a base salary and a bonus component if the executive's performance is judged to warrant such a bonus.

         The base compensation of Victor J. Galan, Chief Executive Officer of the Company, Premier Bank and Crown Bank, was established at $341,759 on January 1, 2003. Mr. Galan's compensation level, determined consistent with the before mentioned criteria, was based on an examination of 6 peer group comparisons relative to salary and bonus compensation for Chief Executive Officers. Mr. Galan's performance is measured by the profit, capital position, asset quality and the low ratio of operating expenses of the Company, R&G Mortgage Premier Bank and Crown Bank as well as other measures of executive compensation so noted in determining his specific compensation. Mr. Galan was given a bonus of $200,200 for his service during 2003 based on his overall performance as well as other activities that ensued during the course of the year.

         With respect to the other executive officers of the Company and its subsidiaries, the Committee also considered salary and bonus recommendations prepared by the Chief Executive Officer to establish 2003 compensation. The salary adjustment recommendation and bonus was based on the Company's overall performance in the past year as well as an analysis of competitive compensation levels necessary to maintain and attract quality personnel.

         Following extensive review and approval by the Compensation Committee, all issues pertaining to executive compensation were submitted to the full Board of Directors for their approval. Mr. Victor Galan does not participate in the review of his compensation.

                                                COMPENSATION COMMITTEE

                                                Eduardo McCormack, Chairman
                                                Rafael Nin
                                                Benigno R. Fernandez
                                                Laureno Carus Abarca
                                                Roberto Gorbea

PERFORMANCE GRAPH

         The following graph compares the cumulative total return on the shares of Common Stock from December 31, 1998 through December 31, 2003 with (i) the cumulative total return on the stocks included in the National Association of Securities Dealers, Inc. Automated Quotation ("Nasdaq") Total Return Index (for United States companies), (ii) the cumulative total return on the stocks included in the Nasdaq Total Return Index for Financial Stocks (for United States and foreign companies) and (iii) the cumulative total return on the stocks included in the NYSE Market Index. All of these cumulative returns are computed assuming the reinvestment of dividends at the frequency with which dividends were paid during the period.

              COMPARISON OF CUMULATIVE TOTAL RETURN OF ONE OR MORE COMPANIES, PEER GROUPS, INDUSTRY INDEXES AND/OR BROAD MARKETS


                               ------------------------ FISCAL YEAR ENDING ---------------------
COMPANY/INDEX/MARKET           12/31/1998  6/30/1999 12/31/1999  6/30/2000 12/29/2000  6/29/2001

R&G FINANCIAL CORPORATION B       100.00      81.28      55.28      38.58      70.07      79.51
NASDAQ US ONLY                    100.00     122.39     187.01     186.34     114.47     100.49
NASDAQ FINANCIAL                  100.00     106.36      95.83      83.61     103.00     111.82
NYSE MARKET INDEX                 100.00     109.49     110.30     109.63     112.40     107.73


                               ------------------------ FISCAL YEAR ENDING ---------------------
COMPANY/INDEX/MARKET           12/31/2001  6/28/2002 12/31/2002  6/30/2003 12/31/2003

R&G FINANCIAL CORPORATION B        85.21     118.27     116.92     150.57     203.24
NASDAQ US ONLY                     90.07      69.84      63.15      76.55      96.01
NASDAQ FINANCIAL                  113.14     123.31     111.62     125.09     150.05
NYSE MARKET INDEX                 102.83      94.35      85.38      95.57     110.54


         The above graph represents $100 invested in the Company's Common Stock on December 31, 1998 (as adjusted for the three-for-two stock split effected in January 2004). The table further assumes dividends were reinvested. The Class B Shares commenced trading on the Nasdaq Stock Market on August 22, 1996, were delisted from the Nasdaq on July 11, 2002 and were listed on the NYSE on July 12, 2002.

                       PROPOSAL TO AMEND THE AMENDED AND
                  RESTATED CERTIFICATE OF INCORPORATION OF THE
                COMPANY TO INCREASE THE AUTHORIZED COMMON STOCK

         The Board of Directors of the Company believes that it is in the best interest of the Company to increase its authorized common stock. The Amended and Restated Certificate of Incorporation of the Company presently authorizes the Company to issue One Hundred Twenty Million (120,000,000) shares, consisting of Forty Million (40,000,000) shares of Class A Common Stock, Sixty Million (60,000,000) shares of Class B Common Stock, and Twenty Million (20,000,000) shares of Preferred Stock, par value $.01 per share. The Board of Directors of the Company at a duly constituted meeting held in March 2004 has authorized an amendment to the Amended and Restated Certificate of Incorporation to increase the authorized capital stock of the Company to Two Hundred Twenty Million shares (220,000,000), through an increase of the Class A common stock to Eighty Million shares (80,000,000) and an increase of the Class B Common Stock to One Hundred Twenty Million shares (120,000,000). The number of shares of authorized Preferred Stock shall remain the same. A copy of the proposed amendment to the Company's Amended and Restated Certificate of Incorporation is included as Appendix A hereto.

         As of March 26, 2003, there were 21,559,584 shares of Class A Common Stock owned by Mr. Victor J. Galan, Chairman of the Board and Chief Executive Officer of the Company, and 26,539,115 shares of Class B Common Stock held by members of the general public. Mr. Galan is the sole holder of Class A Common Stock of the Company, which is not registered. The Class B Common Stock is registered under the Exchange Act, and trades on the New York Stock Exchange under the symbol "RGF."

         The Company is seeking stockholder approval to amend its amended and Restated Certificate of Incorporation for a number of reasons. To begin with, the increased capitalization will provide the Company with sufficient additional capitalization to effectuate stock dividends or stock splits in the future and to use shares of Class B Common Stock as a form of currency, in whole or in part, in effectuating acquisitions. The Company most recently effectuated a 3:2 stock split in January 2004. The Company has no present plans to declare a stock dividend or stock split and has no present plans, arrangements or understandings with respect to a possible acquisition. In addition, the Company is required to keep in reserve a number of shares of Class B Common Stock into which the Class A Common Stock may be converted. Each share of Class A Common Stock is convertible into shares of Class B Common Stock at the rate of one share of Class B Common Stock for each share of Class A Common Stock so converted, at the discretion of the holder of Class A Common Stock. The Amended and Restated Certificate of Incorporation of the Company requires the Company to at all times reserve and keep available out of its authorized but unissued shares of Class B Common Stock, solely for the purpose of issuance upon the conversion of Class A Common Stock, such number of shares of Class B Common Stock as shall then be issuable upon the conversion of all outstanding shares of Class B Common Stock.

         Pursuant to Article X of the Amended and Restated Certificate of Incorporation of the Company, amendments to the Amended and Restated Certificate of Incorporation shall be made first by approval of the Board of Directors of the Company pursuant to a resolution adopted by the affirmative vote of a majority of the directors then in office, and then, to the extent required by applicable law, by the holders of a majority of shares of the Company entitled to vote generally in an election of directors, voting together as a single class, as well as such additional vote of the Preferred Stock as may be required by the provisions of any series thereof. The holders of each of the series of the Company's Preferred Stock have no right to vote or dissent with respect to the proposal to amend the Amended and Restated Certificate of Incorporation of the Company.

         Holders of Class A Common Stock and Class B Common Stock generally vote as a single class on all matters submitted to a vote of the stockholders. Each record holder of Class A Common Stock is entitled two votes per share and holders of Class B Common Stock are entitled to one vote per share. Thus, Mr. Galan is entitled to cast 43,119,168 votes by virtue of his ownership of 21,559,584 shares of Class A Common Stock and all other stockholders of the Company, as a group, are entitled to cast 29,539,115 votes by virtue of their collective ownership of 29,539,115 shares of Class B Common Stock. By voting in favor of the proposal to amend the Amended and Restated Certificate of Incorporation to increase the number of authorized Common Stock, Mr. Galan will provide the requisite majority stockholder approval of the proposal to amend the Amended and Restated Certificate of Incorporation.

               PROPOSAL TO APPROVE THE R&G FINANCIAL CORPORATION
                             2004 STOCK OPTION PLAN

GENERAL

         The board of directors has adopted the R&G Financial Corporation 2004 Stock Option Plan ("Stock Option Plan") which is designed to promote the interests of the Company and its stockholders by (a) encouraging officers, employees, directors and individuals performing services for the Company as consultants or independent contractors to focus on critical long-range objectives, (b) encouraging the attraction and retention of officers, employees, directors, consultants and independent contractors with exceptional qualifications, and (c) linking officers, employees, directors, consultants and independent contractors directly to shareholder interests through ownership of the Company.

         The Stock Option Plan provides for the grant of incentive stock options intended to comply with the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and Section 1046 of the Puerto Rico Internal Revenue Code of 1994 as amended (the "PRC"), and nonqualified stock options (collectively "Awards"). Awards will be available for grant to certain eligible persons which, in the case of incentive stock options, are employees of the Company or its subsidiaries, and in the case of all other types of Awards, include any consultant or other independent contractor and non-employee directors who provide services to the Company and its subsidiaries (collectively, "Participants.")

DESCRIPTION OF THE STOCK OPTION PLAN

         The following description of the Stock Option Plan is a summary of its terms and is qualified in its entirety by reference to the Stock Option Plan, a copy of which is attached hereto as Appendix B. Unless otherwise expressed, all capitalized terms shall be defined as set forth in the Stock Option Plan.

         Administration. The Stock Option Plan will be administered and interpreted by the Compensation Committee of the board of directors.

         Stock Options. Under the Stock Option Plan, the board will determine which Participants will be granted options, whether such options will be designated as incentive stock options or nonqualified stock options, the number of shares subject to each option, the exercise price of such options, and when such options become exercisable. The per share exercise price of an Incentive Stock Option shall be not less than the fair market value of a share of common stock on the date the option is granted (and in the case of employees owning more than 10% of the total combined voting power of all classes of stock of the Company, at least 110% of the fair market value of a share of common stock on the date the option is granted.) Options granted under the Stock Option Plan shall become vested and exercisable in the manner specified by the board of directors in an award agreement that will be issued to the Optionee.

         Each stock option or portion thereof shall be exercisable at any time on or after it vests and in accordance with the terms of the award agreement under which it was granted and is exercisable until the earlier of (x) ten years after its date of grant or (y) the date that is six months (ninety days in the case of incentive stock options) following the last day on which the Participant is employed or renders services for the benefit of the Company and its subsidiaries. In the event a Participant dies while in the employ of the Company or any of its subsidiaries or terminates employment with the Company or any of its subsidiaries as a result of disability or retirement, any option(s) granted to such Participant under the Stock Option Plan not yet vested on such date shall become 100% vested as of such date and be exercisable either by the Participant or the Participant's representative. If an optionee dies while in the employ of the Company or its subsidiaries or otherwise terminates employment with the Company or its subsidiaries as a result of disability or retirement without having fully exercised his options, the Participant or his executors, administrators, legatees or distributees of his or her estate shall have the right, during the 12 month period following the earlier of his death, disability or retirement, to exercise such options to the extent vested on such date of death, disability or retirement, provided no option will be exercisable more than ten years from the date it was granted.

         No optionee shall have any voting or dividend or other rights of a stockholder in respect of any shares of common stock owned by an optionee prior to the time the optionee becomes the record holder of such shares. Stock options are non-transferable except by will or the laws of descent and distribution, except that in the case of nonqualified stock options, a grantee who holds non-qualified stock options may transfer such options to his or her spouse, lineal ascendants, lineal descendants, or to a duly established trust for the benefit of one or more of these individuals.

         Payment for shares of common stock purchased upon the exercise of options may be made either in cash or check, or if permitted by the board, by delivering shares of common stock equal in fair market value on the date of exercise to the purchase price of the shares to be acquired pursuant to the option, by a combination of cash and common stock, or by such other method as is acceptable to the board. The optionee shall pay to the Company the full amount of any and all applicable income and employment tax amounts required to be withheld in connection with the exercise, payable under the methods described above, or as may be approved by the board.

         It is the intention of the board that options designated as incentive stock options in an award agreement shall be subject to such additional terms and conditions not inconsistent with the Stock Option Plan, which together with the terms of the Stock Option Plan shall cause such incentive stock options to qualify as such under the Code and the PRC. Such terms shall include limitations on incentive stock options granted to ten percent owners of the Company. An award agreement for an Incentive Stock Option may provide that such option shall be treated as a nonqualified stock option to the extent that certain requirements applicable to incentive stock options under the Code have not been satisfied.

         Number of Shares Covered by the Stock Option Plan. A total of 1,000,000 shares of common stock is reserved for future issuance pursuant to the Stock Option Plan. If any recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other distribution with respect to the common stock or other change in corporate structure affecting the common stock occurs, the board may, in the manner and to the extent it deems appropriate and equitable and consistent with the terms of the Stock Option Plan, cause an adjustment to be made in: (1) the maximum number of shares available under the Stock Option Plan; (2) the number of shares of common stock of other rights subject to outstanding Awards; (3) the price for each share or other right subject to an outstanding Award; or (4) any other terms of an Award affected by the event.

         Amendment and Termination of the Stock Option Plan. The board may at any time and in any respect amend or modify the Stock Option Plan. No amendment or modification, however, will adversely affect any Award without the consent of the Participant, or a permitted transferee of the Award. Unless sooner terminated, the Stock Option Plan shall continue in effect for a period of ten years from the effective date of the Stock Option Plan. Termination of the Stock Option Plan shall not affect any previously granted Awards.

         Change of Control. The board may provide in any award agreement for certain effects upon a "Sale Event," including: (1) acceleration or extension of time periods for vesting, exercise realizing any gain from an Award; (2) the elimination or modification of conditions related to the payment or other rights under an Award; (3) provision for the cash settlement of an Award for an equivalent cash value, as determined by the board; or (4) any other modification or adjustment to an Award as the board deems appropriate to maintain and protect the rights of participants upon or following a Change in Control. A "Sale Event" is defined in Section 2.18 of the Incentive Stock Plan that is attached hereto as Appendix B.

         Federal Income Tax Consequences. Under current provisions of the Code, the federal income tax treatment of incentive stock options and non-qualified stock options is different. With regard to incentive stock options, an optionee who meets certain holding period requirements will not recognize taxable income at the time the option is granted or at the time the option is exercised (although the exercise is an adjustment item for alternative minimum tax purposes and may subject the optionee to alternative minimum tax), and a federal income tax deduction generally will not be available to the Company as a result of such grant or exercise. With respect to nonqualified stock options, the difference between the fair market value on the date of exercise and the option exercise price generally will be treated as taxable compensation income to the optionee upon exercise, and the Company will be entitled to a deduction in the amount of such taxable income recognized by the optionee.

         The above description of tax consequences under federal law of the Code and Puerto Rico law under the PRC is necessarily general in nature and does not purport to be complete. Moreover, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances.

         Accounting Treatment. Stock appreciation rights will, in most cases, require a charge against the earnings of the Company each year representing appreciation in the value of such rights over periods in which they become exercisable. Such charge is based on the difference between the exercise price specified in the related award agreement and the current market price of the common stock. In the event of a decline in the market price of the common stock subsequent to a charge against earnings related to the estimated costs of stock appreciation rights, a reversal of prior charges is made in the amount of such decline (but not to exceed aggregate prior charges). Compensation expense for a restricted stock grant will be valued based on the fair market value of the stock on the date of grant, multiplied by the number of shares granted. This amount will be recorded as a contra equity account until the award vests. As the restricted stock grant vests over time, the corresponding percentage of the total compensation expense is charged against earnings in that period. Neither the grant nor the exercise of an Incentive Stock Option or a nonqualified stock option under the Stock Option Plan currently requires any charge against earnings under generally accepted accounting principles.

         Stockholder Approval. No incentive stock options granted under the Stock Option Plan will be exercisable unless the Stock Option Plan is approved by stockholders.

         THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE STOCK OPTION PLAN.

                    RATIFICATION OF APPOINTMENT OF AUDITORS

         The Board of Directors of the Company has appointed PricewaterhouseCoopers LLP, independent certified public accountants, to perform the audit of the Company's financial statements for the year ending December 31, 2004, and further directed that the selection of auditors be submitted for ratification by the stockholders at the Annual Meeting.

         The Company has been advised by PricewaterhouseCoopers LLP that neither that firm nor any of its associates has any relationship with the Company or its subsidiaries other than the usual relationship that exists between independent certified public accountants and clients. PricewaterhouseCoopers LLP will have one or more representatives at the Annual Meeting who will have an opportunity to make a statement, if they so desire, and who will be available to respond to appropriate questions.

         Fees Paid to PricewaterhouseCoopers LLP. During the fiscal years ended December 31, 2003 and 2002, the Company retained and paid
PricewaterhouseCoopers LLP for the indicated services as follows:


                                                                                      2003           2002
                                                                                    --------        --------
Audit Fees.....................................................................     $594,000        $565,800
Audit-Related Fees.............................................................       75,000          85,000
Tax Fees.......................................................................       80,000          92,000
All Other Fees.................................................................        --              --

         Audit fees. Audit fees for the years ended December 31, 2003 and 2002, were $594,000 and $565,800, respectively, for the annual audit and quarterly reviews of the consolidated financial statements.

         Audit-Related Fees. Audit related fees were $75,000 and $85,000 during the years ended December 31, 2003 and 2002, respectively, and related to "comfort" letters delivered in connection with public financing transactions during the year.

         Tax fees. Tax fees relate primarily to assistance with tax return compliance.

         Audit Committee Pre-Approval Policies and Procedures. The Sarbanes-Oxley Act of 2002 required the Company to implement a pre-approval process for all engagements with its external auditor. In response to the Sarbanes-Oxley requirements pertaining to auditor independence, the Company's audit committee adopted pre-approval procedures for the appointment of the external auditor and any non-audit services, including tax services, to be performed by the external auditor unless such pre-approval is not required under the Sarbanes-Oxley Act. These procedures require that the annual audit services engagement terms and fees be pre-approved by the Company's audit committee. The audit committee may delegate to one or more members of the committee the authority to grant pre-approvals for auditing and allowable non-auditing services, which decision shall be presented to the full committee at its next scheduled meeting for ratification.

         All internal auditing is performed under the direct control of the internal auditor, who is accountable to the Company's audit committee.

         The Board of Directors recommends that you vote "FOR" the ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors for the fiscal year ending December 31, 2004.

                             STOCKHOLDER PROPOSALS

         Any proposal which a stockholder wishes to have included in the proxy materials of the Company relating to the next annual meeting of stockholders of the Company, which currently is scheduled to be held in April 2005, must be received at the principal executive offices of the Company, R-G Plaza, 280 Jesus T. Pinero Avenue, Hato Rey, San Juan, Puerto Rico 00918, Attention:
Company Secretary, no later than _______ __, 2004.

         Stockholder proposals that are not submitted for inclusion in the Company's proxy materials pursuant to Rule 14a-8 under the Exchange Act may be brought before an annual meeting pursuant to Article II, Section 2.14. of the Company's Bylaws, which provides that business at an annual meeting of stockholders must be (a) properly brought before the meeting by or at the direction of the Board of Directors, or (b) otherwise properly brought before the meeting by a stockholder. For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely, a stockholder's notice must be delivered to, or mailed and received at, the principal executive offices of the Company not later than 90 days prior to the anniversary date of the mailing of the proxy materials by the Company in connection with the immediately preceding annual meeting of stockholders of the Company. No such proposals were received. Such stockholder's notice is required to set forth certain information specified in the Company's Bylaws. To be timely with respect to the next annual meeting to be held in April 2005, a stockholder's notice must be received by the Secretary of the Company no later than ________ __, 2004.

                                 ANNUAL REPORTS

         A copy of the Company's Annual Report to Stockholders for the year ended December 31, 2003 accompanies this Proxy Statement. Such Annual Report is not part of the proxy solicitation materials.

         Upon receipt of a written request, the Company will furnish to any stockholder without charge a copy of the Company's Annual Report on Form 10-K for fiscal 2003 required to be filed under the Exchange Act. Such written requests should be directed to Secretary, R&G Financial Corporation, R-G Plaza, 280 Jesus T. Pinero Avenue, Hato Rey, San Juan, Puerto Rico 00918. The Annual Report on Form 10-K is not part of the proxy solicitation materials.

                                 OTHER MATTERS

         Management is not aware of any business to come before the Annual Meeting other than the matters described above in this Proxy Statement. However, if any matters should properly come before the meeting other than those which are described in this Proxy Statement, it is intended that the proxies solicited hereby will be voted with respect to those other matters in accordance with the judgment of the persons voting the proxies.

         The cost of the solicitation of proxies will be borne by the Company. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending the proxy materials to the beneficial owners of the Company's Common Stock. In addition to solicitations by mail, directors, officers and employees of the Company may solicit proxies personally or by telephone without additional compensation.

                                    By Order of the Board of Directors



                                    Victor J. Galan
                                    Chairman of the Board and
                                      Chief Executive Officer

                                                                     APPENDIX A


                             PROPOSED AMENDMENT TO
            THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
                           R&G FINANCIAL CORPORATION

The first sentence of Article Four of the Amended and Restated Certificate of Incorporation of R&G Financial Corporation (the "Corporation") shall be amended, if approved, to read as follows:

         The total number of shares of all classes which the Corporation shall have the authority to issue is TWO HUNDRED TWENTY MILLION (220,000,000) shares, consisting of EIGHTY MILLION (80,000,000) shares of Class A Common Stock, par value $.01 per share (hereinafter called the "Class A Common Stock"), ONE HUNDRED TWENTY MILLION (120,000,000) shares of Class B Common Stock, par value $.01 per share (hereinafter called the "Class B Common Stock") and TWENTY MILLION (20,000,000) shares of Preferred Stock, par value $.01 per share (hereinafter called the "Preferred Stock").

                                                                    APPENDIX B

                           R & G FINANCIAL CORPORATION
                             2004 STOCK OPTION PLAN

                                   ARTICLE I
                            ESTABLISHMENT OF THE PLAN

         R & G Financial Corporation (the "Company") hereby establishes the R & G Financial Corporation 2004 Stock Option Plan (the "Plan") upon the terms and conditions hereinafter stated. The purpose of the Plan is to promote the long-term success of the Company and the creation of shareholder value by (a) encouraging officers, employees, directors and individuals performing services for the Company or its subsidiaries as consultants or independent contractors to focus on critical long-range objectives, (b) encouraging the attraction and retention of officers, employees, directors, consultants and independent contractors with exceptional qualifications, and (c) linking officers, employees, directors, consultants and independent contractors directly to shareholder interests through ownership of the Company. The Plan seeks to achieve this purpose by providing for Awards in the form of options to purchase shares of the Company, restricted stock or stock appreciation rights.

ARTICLE II
                                   DEFINITIONS

         2.01 "Award" means any stock option granted to a Participant under the Plan.

         2.02     "Board" means the Board of Directors of the Company.

         2.03     "Code" means the Internal Revenue Code of 1986, as amended.

         2.04 "Common Stock" means shares of the common stock, $0.01 par value per share, of the Company.

         2.05 "Disability" means any physical or mental impairment which qualifies an Employee for disability benefits under any applicable long-term disability plan maintained by the Company or, if no such plan applies, which would qualify such Employee for disability benefits under the Federal Social Security System.

         2.06 "Effective Date" means the date upon which the Board approves this Plan.

         2.07 "Employee" means any person who is employed by the Company or a subsidiary thereof. The Company classification as to who is an Employee shall be determinative for purposes of an individual's eligibility under the Plan.

         2.08 "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         2.09 "Fair Market Value" of a share of the Company's Common Stock for all purposes under the Plan on a particular date shall be the most recent valuation adopted by the Board in good faith of the fair market value of each share of the Company's Common Stock; provided that, as long as the Common Stock is registered under Section 12 or Section 15 of the Exchange Act, the Fair Market Value of the Company' Common Stock shall be the closing price per share of Common Stock on such date, or in case no such sale takes place on such date, the last date on which a sale occurred, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on a national securities exchange or included for quotation on The Nasdaq Market, or if the Common Stock is not listed or admitted for trading or included for quotation, in the over-the-counter market, as reported by the NASD Automatic Quotation System or, if such system is no longer in use, the principal other automated quotations system that may then be in use or, if the Common Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Common Stock, or such other method of valuation as may be selected by the Board in good faith.

         If the relevant date is not a trading day, the determination shall be made as of the next preceding trading day. As used herein, the term "trading day" means a day on which public trading of securities occurs and as reported in the principal consolidated reporting system referred to above, or if the Common Stock is not listed or admitted to trading on a national securities exchange or included for quotation on the Nasdaq National Market, any business day.

         2.10 "Grantee" refers to any Participant in the Plan who receives an Award.

         2.11 "Incentive Stock Option" means any Award granted under this Plan which the Board intends (at the time it is granted) to be an incentive stock option within the meaning of Section 422 of the Code and Section 1046 of the PRC, as applicable. All Incentive Stock Options issued under this Plan are intended to comply with the requirements of Section 422 of the Code and Section 1046 of the PRC, as applicable, and the regulations thereunder, and all provisions hereunder shall be read, interpreted and applied with that purpose in mind.

         2.12 "Non-Qualified Stock Option" means any Award granted under this Plan which is a stock option but is not an Incentive Stock Option.

         2.13 "Officer" means any Employee of the Company or any of its subsidiaries who is designated by the Board as a corporate officer.

         2.14 "Option" means an award of an Incentive Stock Option or a Non-Qualified Stock Option granted under Section 7.01 hereof.

         2.15 "Participant" means any Employee, Officer, director, consultant or independent contractor who is designated by the Board pursuant to
Article VI to participate in the Plan.

         2.16 "PRC" means the Puerto Rico Internal Revenue Code of 1994, as amended.

         2.17 "Retirement" means a termination of employment which constitutes a "retirement" under any applicable qualified pension benefit plan maintained by the Company or its subsidiaries, as that term is defined by the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or if no such plan is maintained by the Company, a termination of employment anytime following attainment of age 65.

         2.18 "Sale Event" means the consummation of (i) a dissolution or liquidation of the Company, (ii) the sale of all or substantially all of the assets of the Company to an unrelated person or entity, (iii) a merger, reorganization or consolidation in which the holders of the

Company's outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the surviving or resulting entity immediately upon completion of such transaction, or (iv) any other transaction in which the owners of the Company's outstanding voting power prior to such transaction do not own at least a majority of the outstanding voting power of the relevant entity after the transaction, in each case, regardless of the form thereof.

         2.19     "Securities Act" means the Securities Act of 1933, as amended.

         2.20 "Stock Award Agreement" means the written agreement pursuant to Article VI hereof that sets forth the terms, conditions, restrictions and privileges for an Award and that incorporates the terms of the Plan.

                                  ARTICLE III
                  ADMINISTRATION OF THE PLAN AND MISCELLANEOUS

         3.01 PLAN ADMINISTRATION. The Plan shall be administered by the Compensation Committee (the "Committee"). The Committee shall be responsible to the Board for the overall administration and operation of the Plan, although the Committee may, in its discretion, delegate to one or more officers responsibility for the day-to-day operation of the Plan. The Board shall make all determinations with respect to participation in the Plan by Employees, Officers, directors, consultants or independent contractors of the Company or any of its subsidiaries, and with respect to the extent of that participation. The interpretation and construction of any provision of the Plan by the Board or the Committee shall be final. No member of the Board shall be liable for any action or determination made by him or her in good faith

         3.02 REVOCATION FOR MISCONDUCT. Any Award, or portion thereof, under this Plan, whether or not vested, made to a Participant who is discharged from the employ of the Company or any of its subsidiaries (or whose personal services contract is terminated in the case of a consultant or independent contractor) shall automatically terminate, be rescinded and be revoked.

         3.03 LIMITATION ON LIABILITY. No Board or Committee member shall be liable for any action or determination made in good faith with respect to the Plan. To the maximum extent allowed by law and the Company's amended and restated Certificate of Incorporation and Bylaws, the Board and the Committee shall be indemnified by the Company in respect of all their activities under the Plan.

         3.04 COMPLIANCE WITH LAW AND REGULATIONS. All Awards granted hereunder shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required. The Company shall not be required to issue or deliver any certificates for shares of Common Stock prior to the completion of any registration or qualification of, or obtaining of consents or approvals with respect to, such shares under any Federal or state law or any rule or regulation of any government body, which the Company shall, in its sole discretion, determine to be necessary or advisable.

         3.05 RESTRICTIONS ON TRANSFER. The Company shall place a legend upon any certificate representing shares acquired pursuant to an Award granted hereunder noting that the transfer of such may be restricted as permitted by applicable laws and regulations.

         3.06 MARKET STAND-OFF. In connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act, Participants shall not directly or indirectly sell, make any short sale of, loan, hypothecate, pledge, offer, or grant any option or other contract for the purchase of, purchase any option or other contract for the sale of, or otherwise dispose of or transfer, or agree to engage in any of the foregoing transactions with respect to, any Common Stock received pursuant to the Plan without the prior written consent of the Company. Such restriction (the "Market Stand-Off") shall be in effect for a period of time following the date of the final prospectus for the offering as may be requested by the Company or its underwriters. In the event of the declaration of a stock dividend, a spin-off, a stock split, an adjustment in conversion ratio, a recapitalization or a similar transaction affecting the Company's outstanding securities without receipt of consideration, any new, substituted or additional securities which are by reason of such transaction distributed with respect to any Common Stock subject to the Market Stand-Off, or into which such Common Stock thereby becomes convertible, shall immediately be subject to the Market Stand-Off. In order to enforce the Market Stand-Off, the Company may impose stop-transfer instructions with respect to Common Stock received pursuant to the Plan until the end of the applicable market Stand-Off period.

                                   ARTICLE IV
                                   ELIGIBILITY

         Awards may be granted to such Employees, Officers, directors, consultants or independent contractors as may be designated from time to time by the Board, pursuant to guidelines, if any, which may be adopted by the Committee from time to time.

                                   ARTICLE V
                       COMMON STOCK AVAILABLE FOR THE PLAN

         The aggregate number of shares of Common Stock which may be issued pursuant to this Plan shall be one million (1,000,000). If and to the extent that the number of issued shares of Common Stock shall be increased or reduced by change in par value, split up, reclassification, distribution of a dividend payable in Common Stock, merger, consolidation, reorganization, recapitalization, reincorporation, or the like, the Board may make appropriate adjustment in the number of shares of Common Stock authorized by the Plan and in the number and exercise price of shares covered by outstanding Awards under the Plan. In the event of any adjustment in the number of shares covered by any Award, any fractional shares resulting from such adjustment shall be disregarded and each such Award shall cover only the number of full shares resulting from such adjustment. The Board may make such adjustments, and its determination shall be final, binding and conclusive.

         The Board also may adjust the number of shares subject to outstanding Awards and the exercise price and the terms of outstanding Awards to take into consideration material changes in accounting practices or principles, extraordinary dividends, acquisitions or dispositions of stock or property or any other event if it is determined by the Board that such adjustment is appropriate in order to prevent dilution or expansion of the rights of Participants, provided that no such adjustment shall be made in the case of an Incentive Stock Option, without the consent of the Participant, if such adjustment would constitute a modification, extension or renewal of the Option within the meaning of Section 424(h) of the Code or the applicable provision of the PRC.

         No shares shall be the subject of more than one Award at any time, but if an Award as to any shares is surrendered before exercise, or expires or terminates for any reason without having been exercised in full, or for any other reason ceases to be exercisable, the number of shares covered thereby shall again become available for grant under the Plan as if no Awards had been previously granted with respect to such shares.

                                   ARTICLE VI
                      PARTICIPATION; STOCK AWARD AGREEMENT

         The Board shall, in its discretion, determine from time to time which Employees, Officers, directors, consultants or independent contractors will participate in the Plan and receive Awards under the Plan. In making all such determinations, there shall be taken into account the duties, responsibilities and performance of each respective Employee, Officer, director, consultant or independent contractor, his or her present and potential contributions to the growth and success of the Company and its subsidiaries, his or her cash compensation and such other factors as the Board shall deem relevant to accomplishing the purposes of the Plan.

         Awards may be granted individually or in tandem with other Awards. All Awards are subject to the terms, conditions, restrictions and privileges of the Plan in addition to the terms, conditions, restrictions and privileges for an Award contained in the Stock Award Agreement. No Award under this Plan shall be effective unless memorialized in writing by the Committee in a Stock Award Agreement delivered to and signed by the Participant.

                                  ARTICLE VII
                                     AWARDS

         The Board may from time to time grant to eligible Participants Awards of Incentive Stock Options or Non-Qualified Stock Options; provided however that Awards of Incentive Stock Options shall be limited to Employees of the Company or any of its subsidiaries. Options intended to qualify as Incentive Stock Options must have an exercise price at least equal to the Fair Market Value of a share of Common Stock at the time of grant, except as provided in Section 8.05. Non-Qualified Stock Options may have an exercise price that is equal to, below, or above the Fair Market Value of a share of Common Stock at the time of grant. The exercise price applicable to a particular Award shall be set forth in each individual Stock Award Agreement.

                                  ARTICLE VIII
                                  OPTION AWARDS

         8.01     VESTING OF OPTIONS.

         (a) GENERAL RULES. The Board, in its sole discretion, shall prescribe the time or times at which, or the conditions upon which, an Option shall become vested and exercisable, and may accelerate the exercisability of any Option at any time. Notwithstanding the foregoing, no vesting shall occur on or after the date that an Employee's employment or personal services contract with the Company or any of its subsidiaries terminates for any reason other than his death, Disability or Retirement.

         (b) ACCELERATION OF VESTING UPON DEATH, DISABILITY OR RETIREMENT. In the event a Participant dies while in the employ of the Company or any of its subsidiaries or terminates employment with the Company or any of its subsidiaries as a result of Disability, any Option(s) granted to such Participant under this Plan not yet vested on such date shall become 100% vested as of such date and be exercisable either by the Participant or the Participant's representative, subject to Section 8.03. In the event of a Participant's Retirement, any Option(s) granted to such Participant under this Plan not yet vested on such date shall become 100% vested as of such date and become exercisable.

         8.02     DURATION OF OPTIONS.

         (a) GENERAL RULE. Except as provided in Section 8.05, each Option granted to a Participant shall be exercisable at any time on or after it vests until the earlier of (i) ten (10) years after its date of grant or (ii) the date that is six (6) months (ninety (90) days in the case of Incentive Stock Options granted to Employees) following the last day on which the Participant is employed or renders services for the benefit of the Company or its subsidiaries.

         (b) EXCEPTION FOR TERMINATION DUE TO DEATH, DISABILITY OR RETIREMENT. If a Participant dies while in the employ of the Company or any of its subsidiaries or terminates employment with the Company or any of its subsidiaries as a result of death, Disability or Retirement without having fully exercised his Options, the Participant or his legal representative or guardian, or the executors, administrators, legatees or distributes of his estate shall have the right, during the twelve (12) month period following the earlier of his death, Disability or Retirement, to exercise such Options to the extent vested on the date of such death, Disability or Retirement. In no event, however, shall any Option be exercisable more than ten (10) years from the date it was granted.

         (c) NOTICE OF DISPOSITION; WITHHOLDING; ESCROW. A Grantee shall immediately notify the Company in writing of any sale, transfer, assignment or other disposition (or action constituting a disqualifying disposition within the meaning of Section 421 of the Code or the applicable provision of the PRC) of any shares of Common Stock acquired through exercise of an Incentive Stock Option, within two (2) years after the grant of such Incentive Stock Option or within one (1) year after the acquisition of such shares, setting forth the date and manner of disposition, the number of shares disposed of and the price at which such shares were disposed. The Company shall be entitled to withhold from any compensation or other payments then or thereafter due to the Grantee such amounts as may be necessary to satisfy any withholding requirements of federal or state law or regulation and, further, to collect from the Grantee any additional amounts which may be required for such purpose. The Board may, in its discretion, require shares of Common Stock acquired by a Grantee upon exercise of an Incentive Stock Option to be held in an escrow arrangement for the purpose of enabling compliance with the provisions of this Section 8.02(c).

         8.03 NONASSIGNABILITY. Options shall not be transferable by a Grantee except by will or the laws of descent or distribution, and during a Grantee's lifetime shall be exercisable only by such Grantee or the Grantee's guardian or legal representative. Notwithstanding the foregoing, or any other provision of this Plan, a Grantee who holds Non-Qualified Stock Options may transfer such Options to his or her spouse, lineal ascendants, lineal descendants, or to a duly established trust for the benefit of one or more of these individuals. Options so transferred may thereafter be transferred only to the Grantee who originally received the grant or to an individual or trust to whom the Grantee would have initially transferred the Option pursuant to this Section 8.03. Awards which are transferred pursuant to this Section 8.03 shall be exercisable by the transferee according to the same terms and conditions as applied to the Grantee.

         8.04 MANNER OF EXERCISE. To the extent vested and exercisable, Options may be exercised in part or in whole from time to time by execution of a written notice directed to the Company, at the Company' principal place of business, accompanied by cash or a check in payment of the exercise price for the number of shares specified and paid for. The Board may, in its discretion, permit a Grantee to exercise vested and exercisable options awarded under this Plan by surrendering an amount of Common Stock already owned by the Grantee equal to the Options' exercise price, but only in instances where the shares to be surrendered have been held by the Grantee for a period of at least six (6) months. Subject to the limitations set forth in the Stock Award Agreement, for so long as the Common Stock is listed or admitted to trading on a national securities exchange or included for quotation on the Nasdaq market, the Board may, in its discretion, allow the Grantee may make payment by arranging with a third party broker to sell a number of shares otherwise deliverable to the Grantee and attributable to the exercise of the Option in order to pay the exercise price of the Option.

         8.05 $100,000 LIMITATION. Notwithstanding any contrary provisions contained elsewhere in this Plan and as long as required by Section 422 of the Code and/or Section 1046 of the PRC, the aggregate Fair Market Value, determined as of the time an Incentive Stock Option is granted, of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by the Grantee during any calendar year under this Plan and stock options that satisfy the requirements of Section 422 of the Code and/or Section 1046 of the PRC under any other stock option plan or plans maintained by the Company, shall not exceed $100,000. To the extent that the aggregate value of shares of Common Stock to be received by the Grantee for the first time in any one year pursuant to the exercise of an Incentive Stock Option ("ISO Stock") exceeds $100,000 based on the fair market value of the Common Stock as of the date of the Incentive Stock Option's grant, such excess shall be treated as Common Stock received pursuant to the exercise of a Nonqualified Stock Option ("NQSO Stock"). The Company shall designate which shares of Common Stock to be received by the Grantee will be treated as ISO Stock and which shares of Common Stock, if any, will be treated as NQSO Stock by issuing separate share certificates identifying in the Company's share transfer records which shares are ISO Stock.

         8.06 LIMITATION ON TEN PERCENT STOCKHOLDERS. The price at which shares of Common Stock may be purchased upon exercise of an Incentive Stock Option granted to an individual who, at the time such Incentive Stock Option is granted, owns, directly or indirectly, more than ten percent (10%) of the total combined voting power of all classes of stock issued to stockholders of the Company, shall be no less than one hundred and ten percent (110%) of the Fair Market Value of a share of the Common Stock of the Company at the time of grant, and such Incentive Stock Option shall by its terms not be exercisable after the expiration of five (5) years from the date such Incentive Stock Option is granted.

                                   ARTICLE IX
                      AMENDMENT AND TERMINATION OF THE PLAN

         The Board may, by resolution, at any time terminate or amend the Plan with respect to any shares of Common Stock or Awards which have not been granted, but no such action shall adversely affect the rights under any outstanding Award without the holder's consent. If and to the extent necessary to ensure that Incentive Stock Options granted under the Plan remain qualified under Section 422 of the Code and/or Section 1046 of the PRC, Plan amendments shall be subject to approval by the Company's stockholders who are eligible to vote at a meeting of stockholders.

                                   ARTICLE X
                                EMPLOYMENT RIGHTS

         Neither the Plan nor any Award hereunder shall create any right on the part of any Employee of the Company or any of its subsidiaries to continue in such capacity.

                                   ARTICLE XI
                                   WITHHOLDING

         The Company may withhold from any cash payment made under this Plan sufficient amounts to cover any applicable withholding and employment taxes, and if the amount of such cash payment is insufficient, the Company may require the Grantee to pay to the Company the amount required to be withheld as a condition to delivering the shares acquired pursuant to an Award. The Company also may withhold or collect amounts with respect to a disqualifying disposition of shares of Common Stock acquired pursuant to exercise of an Incentive Stock Option, as provided in Section 8.02(c).

         The Board is authorized to adopt rules, regulations or procedures which provide for the satisfaction of a Participant's tax withholding obligation by the retention of shares of Common Stock to which he otherwise would be entitled pursuant to an Award or by the Participant's delivery of previously-owned shares of Common Stock or other property. However, if the Company adopts rules, regulations or procedures which permit withholding obligations to be met by the retention of Common Stock to which a Grantee otherwise would be entitled pursuant to an Award, the fair market value of the Common Stock retained for such purpose shall not exceed the minimum required Federal, state and local tax withholding due upon exercise of the Award.

                                  ARTICLE XII
                        EFFECTIVE DATE OF THE PLAN; TERM

         12.01 EFFECTIVE DATE OF THE PLAN. This Plan shall become effective on the Effective Date, and Awards may be granted hereunder as of or after the Effective Date and prior to the termination of the Plan, provided that no Incentive Stock Option issued pursuant to this Plan shall qualify as such unless this Plan is approved by the requisite vote of the holders of the outstanding voting shares of the Company at a meeting of stockholders of the Company held within twelve (12) months before or after the Effective Date.

         12.02 TERM OF PLAN. Unless sooner terminated, this Plan shall remain in effect for a period of ten (10) years ending on the tenth anniversary of the Effective Date. Termination of the Plan shall not affect any Awards previously granted and such Awards shall remain valid and in effect until they have been fully exercised or earned, are surrendered or by their terms expire or are forfeited.

                                  ARTICLE XIII
                                  GOVERNING LAW

         To the extent not governed by federal law, this Plan shall be construed under the laws of Puerto Rico.

         IN WITNESS WHEREOF, the Company has caused a duly authorized officer to execute this R & G Financial Corporation 2004 Stock Option Plan, and to apply the Corporate seal hereto as of the ___ day of March, 2004.


                                     R & G FINANCIAL CORPORATION

                                     By:
                                           ------------------------------

                                     Name:
                                           ------------------------------

                                     Title:
                                           ------------------------------

                                REVOCABLE PROXY

                           R&G FINANCIAL CORPORATION

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF R&G Financial Corporation ("COMPANY"), FOR USE AT THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 23, 2004 AND AT ANY ADJOURNMENT THEREOF.

         The undersigned being a stockholder of the Company as of March 26, 2004, hereby authorizes the Board of Directors of the Company or any successors thereto as proxies, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held at The Ritz-Carlton, San Juan Hotel, Spa & Casino, 6961 Los Gobernadores Avenue, Carolina, San Juan, Puerto Rico 00979 on Friday, April 23, 2004 at 10:00 a.m., local time, and at any adjournments of said meeting, and thereat to act with respect to all votes that the undersigned would be entitled to cast, if then personally present.


                 (Continued and to be signed on reverse side.)

                Please Detach and Mail in the Envelope Provided

[X]    Please mark your
       votes as in this
       example

                                            FOR           WITHHOLD
                                                          AUTHORITY
1.         ELECTION OF                      [ ]              [ ]              Nominees:  For a three year term:
           DIRECTORS                                                              Victor L. Galan
                                                                                  Rafael Nin
                                                                                  Benigno Fernandez


           NOTE: To withhold authority to vote for an individual nominee, strike a line through that nominee's name. Unless authority to vote for all of the foregoing nominees is withheld, this Proxy will be deemed to confer authority to vote for each nominee whose name is not struck.

                                                                           FOR           AGAINST          ABSTAIN
2.         Proposal to approve an amendment to the Amended and             [ ]             [ ]              [ ]
           Restated Certificate of Incorporation of the Company to
           increase the authorized common stock of the Company from
           One Hundred Million (100,000,000) to Two Hundred
           Million (200,000,000).

                                                                           FOR           AGAINST          ABSTAIN
3.         Proposal to approve the R&G Financial Corporation 2004          [ ]             [ ]              [ ]
           Stock Option Plan.


                                                                           FOR           AGAINST          ABSTAIN

4.         Proposal to ratify the appointment by the Board of              [ ]             [ ]              [ ]
           Directors of PricewaterhouseCoopers LLP as the Company's
           independent auditors for the fiscal year ending
           December 31, 2004.


5. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

         SHARES OF THE COMPANY'S COMMON STOCK WILL BE VOTED AS SPECIFIED. IF RETURNED BUT NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE BOARD OF DIRECTORS' NOMINEES TO THE BOARD OF DIRECTORS , FOR THE OTHER PROPOSALS STATED AND OTHERWISE AT THE DISCRETION OF THE PROXIES. YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO THE TIME IT IS VOTED AT THE ANNUAL MEETING.

         PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature of Shareholder           Signature of Shareholder               Dated
------------------------           ------------------------               -----


NOTE: Please sign the exactly as your name(s) appear(s) on this proxy. When signing in a representative capacity, please give full title. When shares are held jointly, only one holder need sign.